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Exhibit 10.7

SERVICE AGREEMENT

BY AND BETWEEN

UNITED STATES PHARMACEUTICAL GROUP, LLC

AND

PROFESSIONAL CLAIM SERVICES, INC.

d/b/a

WELLPOINT PHARMACY MANAGEMENT

SERVICE AGREEMENT

        THIS SERVICE AGREEMENT (the "Agreement") is dated                        , 2004, and is by and between UNITED STATES PHARMACEUTICAL GROUP, LLC, a Delaware limited liability company ("USPG"), and PROFESSIONAL CLAIM SERVICES, INC. d/b/a WELLPOINT PHARMACY MANAGEMENT, a New York corporation ("WellPoint").

RECITALS

        A.    WellPoint has applied to become an endorsed sponsor under the Medicare Prescription Drug Discount Card and Transitional Assistance Program ("Federal Program") established pursuant to the Medicare Prescription Drug Improvement and Modernization Act of 2003 ("Act").

        B.    The Federal Program's purpose is to offer to eligible Medicare beneficiaries access to discounts and price concessions on prescription drugs.

        C.    Under WellPoint's application, WellPoint has identified USPG as its exclusive subcontractor for the provision of enrollment, disenrollment and customer service to persons who enroll in the prescription drug card program operated by WellPoint and supported by USPG ("Program").

        D.    Once WellPoint receives approval as an endorsed sponsor of the Program, WellPoint, in conjunction with USPG, will offer Members certain discounts and price considerations on prescription drugs.

        E.    WellPoint will also offer USPG access to WellPoint Clients so that USPG can offer the Program and other products and services offered by USPG, including Part B Supplies.

        F.     WellPoint desires to have USPG provide to Members the enrollment, disenrollment and customer service functions specified in this Agreement.

        G.    WellPoint, on the other hand, will be responsible for transitional assistance tracking, adjudicating claims, network management and the other duties set forth in this Agreement.

        H.    WellPoint will also offer to USPG certain services in connection with USPG's Non-Program Discount Card Program.

        I.     USPG shall also provide such other services to Members and persons other than Members as are set forth below.

        NOW, THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the Parties hereto, intending to become legally bound, hereby mutually agree as follows:

TERMS AND CONDITIONS

        1.    DEFINITIONS.    All capitalized words that are not capitalized for purposes of grammar and which are not defined in the text of this Agreement are defined terms having the meanings ascribed to them in Exhibit 1 hereto made a part hereof.

        2.    RELATIONSHIP OF PARTIES.

          2.1    Independent Contractors.    The Parties hereto are independent contractors. Nothing contained herein shall be construed as creating a partnership, trustee, fiduciary joint venture, or employment relationship between USPG and WellPoint.

        [Confidential Treatment — Intentionally Left Blank]

            2.2.2    WellPoint acknowledges that USPG and/or its Affiliates may apply to become, and may become, an endorsed sponsor under the Federal Program; provided, however, USPG and/or its Affiliates shall be permitted to operate its own Medicare-endorsed program under the Federal Program (or participate with another Person in a Medicare-endorsed program under the Federal Program) only if (i) WellPoint fails to become an endorsed sponsor on or before June 30, 2004; or (ii) this Agreement terminates for any reason whatsoever.

          2.3    Business Associate Addendum.    The Parties shall enter into a Business Associate Agreement the form of which is attached as Exhibit 2.3 hereto made a part hereof.

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        3.    RESPONSIBILITIES OF USPG TO MEMBERS.    During the Term, and subject to all of the provisions of this Agreement, USPG shall be responsible, at its sole cost and expense, except as expressly set forth herein, for performing the following functions:

          3.1    Eligibility.    Verifying with CMS, in accordance with 42 CFR 403.810, the Medicare eligibility of persons desiring to participate in the Program, utilizing eligibility criteria established by CMS. USPG shall be responsible for obtaining and operating the information system required by CMS which enables an inquisitor to receive confirmation or denial of a Medicare beneficiary's eligibility to participate in the Program or Federal Program. Persons prohibited to be enrolled in the Program pursuant to CMS instructions shall not be enrolled in the Program, but WellPoint expressly agrees that, subject to applicable legal requirements, if any, these individuals may be marketed and solicited to purchase USPG Products, as provided in more detail below.

          3.2    Determining Eligibility for Transitional Assistance Subsidy.    Determining and verifying with CMS a Member's or Medicare beneficiary's eligibility for a transitional assistance subsidy, it being understood and agreed that WellPoint shall be responsible for tracking the use of each Member's transitional assistance subsidy.

          3.3    Enrollment.    Providing the services set forth in Exhibit 3.3 hereto made a part hereof with respect to prospective Members and Members.

          3.4    Disenrollment.    Disenrolling Members. In particular, USPG shall be responsible for the following with respect to Members:

            3.4.1    Accepting disenrollment requests from Members. USPG shall submit the disenrollment requests to CMS and make them effective on the last day of the month in which the request was received.

            3.4.2    Processing disenrollments of Members for failure to pay the Enrollment Fee, if any (understanding that transitional assistance Members shall have no obligation to pay any Enrollment Fees themselves). In connection therewith, USPG shall notify the applicable Member within twenty (20) calendar days of the date the Enrollment Fee was due that failure to pay the Enrollment Fee will result in termination. If the Member fails to pay the Enrollment Fee within ten (10) days of the notice, USPG shall disenroll the Member by submitting the transaction to CMS and notifying the Member that their membership in the Program has ended. The effective date of disenrollment shall be the last day of the month in which the fee was due.

            3.4.3    Refunding Enrollment Fees to the extent required or permitted by applicable law if a Member disenrolls.

          3.5    Enrollment Cards.

            3.5.1    Printing Enrollment Cards for Members, which shall have the form attached hereto as Exhibit 3.5.

            3.5.2    Mailing/distributing the Enrollment Cards (and replacements) to Members.

            3.5.3    Issuing new Enrollment Cards pursuant to the request of a Member when the Member requests a new one because it has been lost or destroyed.

          3.6    Call Center.    Operating a call center ("Call Center") for Members and Medicare beneficiaries interested in participating in the Program, which Call Center shall meet the following criteria:

            3.6.1    The Call Center shall provide information to transitional assistance-eligible Members regarding the balance of their individual transitional assistance subsidy. WellPoint shall make available to USPG the amount of transitional assistance exhausted to date on a real time basis so that USPG can respond to questions from Members regarding their transitional assistance account balance. As indicated in Article 5, WellPoint shall be responsible for the cost of the system that maintains transitional assistance information. USPG shall be responsible for costs of equipment and software necessary or advisable to permit USPG and WellPoint to share such information on a real time basis via computer.

            3.6.2    USPG shall develop for the Call Center a process for handling Member and Medicare beneficiary complaints. Such process shall be compliant with guidelines and/or rules established by CMS.

            3.6.3    USPG shall provide connectivity to CMS, allowing Medicare beneficiaries calling the 1-800 MEDICARE line to be transferred directly to USPG Program customer service representatives.

            3.6.4    The Call Center shall have staff trained regarding the Program to answer calls from Medicare beneficiaries or Members regarding concerns Medicare beneficiaries or Members may have in connection with the Program.

            3.6.5    USPG shall establish and operate Program toll-free telephone and facsimile numbers that Members and Medicare beneficiaries may communicate with in connection with the Program. These telephone numbers shall be the sole and exclusive property of USPG.

            3.6.6    USPG shall ensure that it meets all customer service standards applicable to Call Centers as required by CMS from time to time.

            3.6.7    Provided the costs of establishing and operating such a process are reasonable, as mutually determined by WellPoint and USPG, USPG shall establish a process with its subcontractor(s) so that callers to the Call Center who need information beyond that which the subcontractor(s) are able to provide can be directly transferred to USPG.

          3.7    Information and Outreach Services; Marketing.    Providing information and outreach services, as more particularly described below.

            3.7.1    Providing, through the Internet Program Website and some other tangible medium such as mailing, information and outreach materials describing the Program, including the Enrollment Fee, if any, negotiated prices offered for Covered Discount Card Drugs and other products and services, listings of participating pharmacies (to be provided by WellPoint), any other products or services offered under the Program and any other information that CMS determines may be necessary for a full description of the Program. WellPoint shall provide USPG on a weekly basis files containing each discounted drug and its price. USPG shall use such file to update prices on the Program Website within twenty-four (24) hours of USPG's receipt of the files.

            3.7.2    With respect to information on the Program Website, USPG shall be responsible for updating such information and for complying with the requirements of 42 CFR 403.806(g)(2).

            3.7.3    Complying with the other information and outreach criteria specified in 42 CFR 403.806(g).

            3.7.4    Marketing the Program to consumers in general via direct-to-consumer television advertising.

            3.7.5    Marketing the Program to those Medicare beneficiaries who at the time this Agreement was executed participated in USPG's Non-Program Discount Card Program, and subject to such person's choice and consent, enrolling such persons in the Program in accordance with the terms and conditions specified herein. USPG makes no guarantees as to the number of such persons that will enroll in the Program.

    USPG's marketing and advertising materials with respect to the Program shall be subject to WellPoint's prior written approval, which shall not be unreasonably withheld.

          3.8    Member Files.    Except with respect to matters involving transitional assistance or other matters for which WellPoint has responsibility hereunder, maintaining and updating Member and prospective Member files, and sending daily updates regarding existing Members to WellPoint in a mutually agreed upon format for purposes of claims processing.

          3.9    Participation in Provider Network.    Participating as a provider in the Program Network under the terms and conditions specified in the agreement attached as Exhibit 3.9 hereto made a part hereof.

          3.10    Operation of Grievance Process.    USPG shall operate the grievance process for Members in accordance with the Program grievance procedure established by WellPoint pursuant to Article 5.

          3.11    Designation of Program Liaison.    USPG shall designate an individual who shall be responsible for overseeing the performance of USPG's duties under this Agreement with respect to the Program and otherwise ("USPG Representative") and for communicating with the WellPoint Representative in connection with this Agreement.

          3.12    Program Website.    USPG shall be responsible for developing, maintaining and updating the Program's website ("Program Website").

          3.13    Subcontractor(s).    USPG shall be entitled to engage subcontractors to assist it in fulfilling its obligations hereunder. USPG shall ensure all such subcontractors comply with the terms of this Agreement that may be applicable to them. All such subcontractor(s) shall have entered into Business Associate Agreement with USPG. WellPoint shall have the right to approve USPG's subcontractor(s), but such approval shall not be unreasonably withheld.

          3.14    Reports.    USPG shall use its best efforts to provide to WellPoint such reports as WellPoint may reasonably require in connection with the Program and this Agreement.

          3.15    Representations.    USPG represents, warrants and covenants that: (a) it shall perform the marketing activities under this Agreement in a professional and timely manner in accordance with industry standards and the terms of this Agreement; and (b) its marketing materials and activities do not infringe upon any patent, trademark, copyright, trade secret or proprietary right of a third party.

USPG shall have no responsibilities with respect to the Program or the Members except as expressly set forth in this Article 3 and other parts of this Agreement. Notwithstanding the foregoing, USPG shall also perform functions reasonably related to its obligations set forth in this Article 3. WellPoint shall be responsible for complying with every other responsibility of the endorsed sponsor of the Program not undertaken by USPG under this Agreement, even if not specifically set forth in this Agreement.

        4.    RIGHTS AND OBLIGATIONS OF USPG WITH RESPECT TO MEMBERS AND OTHER PERSONS.

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          4.2    USPG Non-Program Discount Card Program.    At its option, USPG shall be permitted to enroll into USPG's own Non-Program Discount Card Program, and market and sell USPG Products to, persons who do not qualify as Members, regardless of how the person came to contact USPG, under such terms and conditions as are applicable to USPG's Non-Program Discount Card Programs. Such enrollment shall be in accordance with USPG's enrollment policies and procedures, as adopted from time to time. USPG shall use its best efforts to enroll into the Program persons who qualify as Members, but USPG may enroll persons into its Non-Program Discount Card Program who qualify to enroll as Members if such persons elect not to become a Member of the Program. In marketing the Non-Program Discount Card Program and enrolling members into such program, USPG shall not represent the Non-Program Discount Card Program as a Medicare-endorsed product.

          4.3    WellPoint Clients.

            4.3.1    USPG acknowledges that certain WellPoint Clients may choose to not allow USPG to offer USPG services or USPG Products to their membership (including Medicare beneficiaries and non-Medicare beneficiaries). Therefore, these WellPoint Clients will not offer USPG Products as part of the benefits provided by such WellPoint Client to its membership. In such case, the following shall apply.

              (a)   USPG shall not market USPG Products to the membership of such a WellPoint Client.

              (b)   However, if a member of such a WellPoint Client initiates contact with USPG as a result of any advertisement featuring USPG's Products and such an individual would otherwise qualify to become a Member of the Program, then, unless prohibited by law, USPG shall solicit such person to become a Member of the Program and enroll such person in the Program if they desire to enroll in the Program. If such individual does not otherwise qualify to become a Member of the Program, or does not desire to become a Member of the Program, then USPG may enroll such person in a Non-Program Discount Card Program in accordance with Section 4.2.

              (c)   Even though a WellPoint Client may choose to not offer USPG Products and USPG services to their membership, if the WellPoint Client nevertheless desires USPG to market the Program to its Medicare beneficiaries, then USPG shall enroll those individuals as Members in the Program (to the extent they qualify) and provide to those individuals the services required to be provided by USPG to or with respect to Members under this Agreement.

            4.3.2    Certain WellPoint Clients may choose to have USPG provide to their membership USPG Products as part of the benefits made available to the WellPoint Client's membership. With respect to the membership of these WellPoint Clients, the following shall apply.

              (a)   USPG shall be permitted to directly market and sell USPG Products to the membership of such a WellPoint Client, subject to any limitations that may be imposed on such marketing and sale by law or regulation, this Agreement or the WellPoint Client.

              (b)   If an individual who is a member of such a WellPoint Client qualifies to enroll in the Program, then, USPG shall enroll such person in the Program.

              (c)   If the individual who is a member of such a WellPoint Client does not qualify to enroll in the Program or does not desire to enroll in the Program, then, at USPG's option, but consistent with the agreement between WellPoint and the WellPoint Client,

      USPG may enroll such individual into a Non-Program Drug Card Program at such person's request.

          4.4    Non-Member Customer Service.    With respect to individuals comprising the membership of a WellPoint Client referred to in Section 4.3.2, which individuals do not qualify as Members, the services USPG makes available to them shall be consistent with the services USPG makes available to participants in USPG's Non-Program Drug Card Programs.

          4.5    CMS Representation.    USPG shall not represent WellPoint to CMS on any occasion for any reason.

        5.    RESPONSIBILITIES OF WELLPOINT.    During the Term, and subject to all of the provisions of this Agreement, WellPoint shall be responsible, at its sole cost and expense, for the following:

          5.1    Transitional Assistance Tracking.    Tracking transitional assistance subsidies of Members of the Program. In particular, WellPoint shall be responsible for the following with respect to Members eligible for transitional assistance, as such term is used in the Act and the regulations applicable to the Federal Program and the Act.

            5.1.1    Tracking transitional assistance subsidy balances applicable to Members in real time.

            5.1.2    Interfacing with USPG on a real time basis so that USPG can advise Members on a real time basis of the balance in their transitional assistance subsidy account.

            5.1.3    Reporting to CMS on a monthly basis transitional assistance data as may be required by CMS.

          5.2    Marketing.

            5.2.1    To the extent permitted by CMS, WellPoint shall use commercially reasonable efforts to present USPG to all clients of WellPoint, including, without limitation, employers under contract with WellPoint, third party administrators under contract with WellPoint and managed care companies under contract with WellPoint ("WellPoint Clients"). WellPoint makes no guarantees as to the number of Medicare beneficiaries who are part of the membership of WellPoint Clients at the time this Agreement is executed that will enroll in the Program or as to the number of WellPoint Clients, or individuals who are part of the membership of WellPoint Clients, who will purchase USPG Products.

            5.2.2    In addition, WellPoint and/or the WellPoint Clients shall perform marketing activities to promote the Program in such a manner as they deem commercially reasonable and appropriate. The foregoing shall not be deemed or construed to permit WellPoint to contract, affiliate with, or engage in any conduct which would violate the provisions of Section 2.2 hereof. WellPoint shall perform the obligations described above ("Marketing Activities") through various advertising media (collectively, "Marketing Collateral"). Such Marketing Collateral shall be subject to USPG's written approval, which shall not be unreasonably withheld.

            5.2.3    WellPoint represents, warrants and covenants that: (a) it shall perform the Marketing Activities in a professional and timely manner in accordance with all applicable industry standards and the terms of this Agreement; and (b) the Marketing Activities and/or Marketing Collateral do not and shall not infringe upon any patent, trademark, copyright, trade secret or other proprietary right of any third party.

          5.3    Offer of Discount Drugs to Members of Program.

            5.3.1    Offering all Members negotiated prices on Covered Discount Card Drugs.

            5.3.2    With respect to the Program, WellPoint shall offer discounts on at least one drug of each therapeutic group defined by CMS and additional drugs to provide a competitive Program.

            5.3.3    Subject to 5.3.1, under the Program, WellPoint shall offer a negotiated price on a generic drug in at least fifty five percent (55%) of the therapeutic groups defined by CMS.

            5.3.4    Obtain rebates, discounts or other price concessions from manufacturers on Covered Discount Card Drugs and pass a share of such concessions to Members through negotiated prices. WellPoint shall use its best efforts to obtain the most competitive discounts, rebates and price concessions possible.

          5.4    Adjudication of Claims.

            5.4.1    Adjudicating and processing claims of Members at the appropriate price, based on the agreement between WellPoint and the pharmacy provider, at the point-of-sale.

            5.4.2    Administering Members' respective individual transitional assistance subsidies, including roll over funds, as described in 42 CFR 403.808.

            5.4.3    Obligating Network Pharmacies to comply with the requirements of the Program, including providing the lower of the negotiated price or usual and customary price to Members when a Covered Discount Card Drug for a negotiated price is available at the point-of-sale.

          5.5    Network Management.    Establishing and maintaining a network of pharmacy providers for the Program ("Program Network") which Program Network meets the criteria specified in 42 CFR 403.806(f). All such pharmacies shall be required by contract to be licensed under the laws of the state in which they provide services and meet all other applicable requirements of law.

          5.6    Establishment of a System to Reduce Errors.    Establishing a program for reducing the likelihood of medication errors and adverse drug interactions experienced by Program Members.

          5.7    Establishment of Medication Adherence Program.    Together with USPG, establishing a program, which meets CMS standards, for improving medication use and compliance for Members of the Program.

          5.8    Reports.    Furnishing to CMS, in connection with the Program, the reports listed on Exhibit 5.8 hereto made a part hereof. WellPoint shall use its best efforts to provide to USPG such reports as USPG may reasonably require in connection with this Agreement.

          5.9    Grievance Procedure.    In connection with the Program, establishing and implementing a general grievance process and procedure, subject to the approval of USPG, to be followed by USPG, designed to track and appropriately address in a timely manner Members' complaints about any aspect of the Program for which WellPoint or USPG is responsible. WellPoint shall assign appropriate resources to respond to questions posed by USPG when responding to Member grievances.

          5.10    Records.    Maintaining all Program records regarding the services WellPoint is responsible for under Article 5 of this Agreement. Although those records prepared by WellPoint shall be the sole and exclusive property of WellPoint, WellPoint acknowledges and agrees that USPG Member names and addresses that may be gleaned or obtained from those records are the sole and exclusive property of USPG, and that WellPoint shall have no right to use such information without the prior written consent of USPG. The names and addresses of WellPoint Members shall be the sole and exclusive property of WellPoint, and USPG shall have no right to use such information except in connection with providing services under this Agreement and as may otherwise be set forth in this Agreement.

          5.11    Compliance with HIPAA.    Complying with the standards, implementation specifications and requirement in 45 CFR parts 160, 162 and 164, as provided in 42 CFR 403.812.

          5.12    Compliance with Other Requirements.    Complying with all of the standards and requirements contained in Subpart H of part 403 of Title 42 of the Code of Federal Regulations.

          5.13    Designation of Program Liaison.    WellPoint shall designate an individual who shall be responsible for overseeing the performance of WellPoint's duties under this Agreement with respect to the Program and otherwise ("WellPoint Representative") and for communicating with the USPG Representative in connection with this Agreement.

          5.14    Formulary.    Developing and managing the Program's formulary, subject to Section 5.3.

          5.15    Clinical Programs.    WellPoint shall develop such clinical/disease management programs as are mutually agreed upon in writing by the Parties, and the revenues from which shall be shared as mutually agreed upon by the Parties in writing.

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          5.17    Pharmacy Help Desk.    WellPoint shall establish and operate a toll-free number for the purpose of assisting pharmacists who have questions regarding the filling of orders for Covered Discount Card Drugs for Members. That toll-free number shall be the sole and exclusive property of WellPoint.

        [Confidential Treatment — Intentionally Left Blank]

          5.19    Transition of Members.    Subject to CMS requirements, upon termination of this Agreement for any reason, WellPoint shall (i) terminate USPG Members' participation under this Agreement and in the Program; and (ii) use its best efforts to transition and transfer USPG Members to USPG or another vendor authorized and approved by USPG.

        6.    COMPENSATION.

          6.1    Amount.    For providing to each other the services set forth in this Agreement, the Parties shall pay each other the Fees set forth in Exhibit 6.1 hereto made a part hereof in the manner provided for therein.

          6.2    No Referral Requirements.    The fees paid by a Party to the other under this Agreement are remuneration for specific and actual services and items rendered by USPG and WellPoint to each other. Such payments are in no way intended to exercise influence over the reason or judgment of either or any of their respective Affiliates with respect to referrals. Payment of the compensation established hereunder is acknowledged as the Parties' negotiated agreement as to the reasonable fair market value of the services and items that are the subject of this Agreement, considering the nature and value of the items and services provided.

        7.    INSURANCE.    WellPoint shall procure and maintain, at its expense, the following insurance, or have in place a program of self insurance for: (i) comprehensive general liability insurance covering WellPoint; and (ii) professional liability insurance covering the acts of WellPoint and its employees, contractors and agents. USPG shall procure and maintain, at its expense, the following insurance, or have in place a program of self insurance for: (i) comprehensive general liability insurance covering USPG; and (ii) professional liability insurance covering the acts of USPG and its employees, contractors and agents.

        8.    RESTRICTIVE COVENANTS.

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          8.2    Revision; Severability.    The necessity of each of the restrictions set forth in Sections 2.2 and 8.1 and the nature and scope of each such restriction have been carefully considered, bargained for and agreed to by the Parties and the Parties conclusively agree that they are reasonable in time and geographic area and are necessary to protect the legitimate business interests and trade secrets of the Parties. However, in the event that any portion of Section 2.2 or this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted or rewritten to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable. Each of the provisions herein shall be deemed a separate and severable covenant. The provisions of Section 2.2 and this Section 8 shall survive termination of this Agreement.

        9.    TERM AND TERMINATION.

          9.1    Term.    The term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to the terms hereof, end on the later to occur of (i) completion of the open enrollment period for Medicare Part D under the Act; or (ii) the termination of the Federal Program ("Term").

          9.2    Termination for Breach.    The nonbreaching Party may terminate this Agreement upon thirty (30) days' prior written notice to the breaching Party for breach of this Agreement which is not corrected within thirty (30) days after written notice thereof is provided to the breaching Party by the nonbreaching Party ("Termination Notice").

          9.3    Termination for Bankruptcy.    Either Party shall be entitled to terminate this Agreement by delivering notice of termination to the other Party in the event the latter Party: (i) applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy or reorganization or consents to an involuntary petition, makes a general assignment for the benefit of its creditors, files a petition or answer seeking reorganization or arrangement with its creditors, or admits in writing its inability to pay its debts when due; or (ii) suffers any order, judgment or decree to be entered by any court of competent jurisdiction, adjudicating such Party bankrupt or approving a petition seeking its reorganization or the appointment of a receiver, trustee or liquidator of said Party or of all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for ninety (90) days after its entry.

          9.4    Effect of Termination.    Upon termination of this Agreement: (i) neither Party shall be discharged from any previously accrued obligation which remains outstanding; (ii) any sums of money owing by one Party to the other shall be paid immediately, prorated through the Termination Date; (iii) WellPoint shall return to USPG all originals and copies of USPG's Confidential Information in the possession of WellPoint or any other person or entity to whom WellPoint has delivered originals or copies; (iv) USPG shall return to WellPoint all originals and copies of WellPoint's Confidential Information in the possession of USPG or any other person or entity to whom USPG has delivered originals or copies; (v) USPG and WellPoint shall perform such matters as are necessary to wind up their activities under this Agreement in an orderly manner; and (vi) each Party shall have the right to pursue other legal or equitable relief as may be available depending upon the circumstances of the termination.

          9.5    Contract Modifications for Prospective Legal Events.    In the event any Laws, now existing or enacted, or promulgated after the Effective Date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel of either WellPoint or USPG in such a manner as to indicate that the structure of this Agreement may be in violation of such Laws, then either Party has the right to notify the other Party of its intent to either amend or terminate this Agreement upon thirty (30) days' prior written notice. During said thirty (30) day period, the Parties shall negotiate, in good faith, to amend this Agreement in a manner that preserves the underlying economic and financial arrangements between WellPoint and USPG. In the event that the Parties are unable to renegotiate this Agreement within such time period, this Agreement shall terminate upon the expiration of said thirty (30) day period.

        10.    Representations and Warranties.    Each Party hereby represents to the other Party as of the date hereof the following:

          10.1    Authorization.    Such Party has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

          10.2    Validity.    This Agreement constitutes the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles, including judicial principles affecting the availability of injunction and specific performance.

          10.3    No Conflict.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with, or result in the breach or default under, any agreement or understanding to which such Party is bound or to which its assets are subject, or any order, ruling, injunction, decree, judgment, arbitration award or stipulation or any law, statute or regulation to which it or any of its assets are subject.

          10.4    Approvals.    Such Party has obtained all corporate, third party and governmental approvals, if any, which are necessary to enter into this Agreement and carry out the transactions contemplated hereby.

          10.5    Adverse Proceedings.    There are no proceedings, claims or actions asserted against such Party by any third parties with respect to the subject matter of this Agreement that would adversely affect or otherwise materially interfere with such Party's performance of its obligations under this Agreement, nor is such Party aware of a reasonable basis for a third-party asserting such a claim now or in the future.

        11.    RECORDS AND RECORDKEEPING.    To the extent required by the Social Security Act, each Party shall, upon proper request, allow HHS, the Comptroller General of the United States, and their duly authorized representatives, access to this Agreement and to all books, documents, and records regarding this Agreement at any time during the Term of this Agreement and for an additional period of six (6) years following the last date services are furnished under this Agreement. If either party carries out any of its duties under this Agreement through an agreement between it and an individual or organization related to it or through a subcontract with an unrelated party, that party to this Agreement shall require that a clause be included in such agreement to the effect that until the expiration of six (6) years after the furnishing of services pursuant to such agreement, the related organization or subcontractor shall make available, upon request by the Secretary of HHS, the Comptroller General of the United States, or any of their duly authorized representatives, all agreements, books, documents, and records of such related organization that relate to this Agreement.

        12.    INTELLECTUAL PROPERTY AND OTHER PROPRIETARY INFORMATION.

          12.1    User Information.    All right, title and interest in and to the Program Website and USPG's management information systems shall inure to the sole and exclusive benefit of USPG, even if information in such information systems or Program Website contains information regarding the Program, such as, without limitation, the names and addresses of Members. All right, title and interest in and to WellPoint's management information systems shall inure to the sole and exclusive benefit of WellPoint, even if information in such information systems contains information regarding the Program, such as, without limitation, the names and addresses of Members. Notwithstanding the foregoing, both Parties agree that the use of any information to which such Party has access shall be limited in the manner provided by law, regulation and this Agreement.

          12.2    Trademarks and Copyrights.    The Parties reserve the right to control the use of their respective names and symbols, trademarks, or service marks presently existing or later established ("Trademarks"). Neither Party shall use the other Party's name, symbols, trademarks or service marks, or such marks as such party has rights to, in advertising or promotional materials, or otherwise, except as provided for herein and with the prior written consent of such other Party. Each Party hereby grants the other the right to use its name, address and telephone in connection with the other Party's obligations hereunder.

          12.3    Method of Use; Marketing.    Subject to the foregoing, neither Party shall use the Trademarks of the other Party in a form or manner or for a subject matter that would (i) reduce the value of the latter Party's Trademarks; or (ii) cause injuries to the latter Party's business or reputation.

          12.4    Protection.    Each Party, at its own expense, shall take such action as reasonably necessary to obtain and/or preserve the other Party's right, title and interest in its Trademarks to the extent that such action is necessary to the first Party's performance of its obligations under this Agreement. Each Party shall promptly notify the other in the event that the first Party becomes aware of any actual or suspected infringement of the Trademarks owned by the other Party. The notification of such infringement shall include all details known by the first Party that would enable the other Party to investigate such infringement. Each Party shall have the exclusive discretion and right (i) to enforce any and all infringements of any of its Trademarks; and (ii) to take any and all actions reasonably necessary to protect the rights granted under this Agreement.

          12.5    Confidentiality.    The Parties acknowledge that during the course of their relationship hereunder, they may be given access to or may become acquainted with Confidential Business

  Information of the other. In recognition of the foregoing and in addition to any other requirements of confidentiality under applicable Law, each Party hereby agrees not to disclose or use, during the Term and for a period of five (5) years after the Term, any of the other Party's Confidential Business Information except as may be necessary for such Party to perform its obligations hereunder or required by Law. Each Party agrees and acknowledges that the Confidential Business Information of each Party, as such may exist from time to time, constitutes valuable, confidential, special, and unique assets of such Party. Each Party therefore agrees and acknowledges that breach or threatened breach by such Party of the obligation to maintain the other Party's Confidential Business Information confidential will result in irreparable damage to the Party whose Confidential Business Information is disclosed or is to be disclosed, for which such Party will have no adequate remedy at law. Accordingly, the disclosing Party consents to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of the Party whose Confidential Information has been disclosed or is to be disclosed enjoining any such breach, without prejudice to any other right or remedy to which such Party shall be entitled, including remedies at law.

        13.    MISCELLANEOUS.

          13.1    Governing Law; Jurisdiction.    This Agreement shall be construed, interpreted and applied in accordance with the laws of the State. The Parties hereto agree that any suit or action arising out of this Agreement may be brought only in a court of competent jurisdiction in the State.

          13.2    Amendment.    Except as otherwise explicitly provided hereby, this Agreement may be amended, modified or supplemented, but only in writing signed by each of USPG and WellPoint.

          13.3    Assignment.    Neither Party shall assign this Agreement or their rights or obligations hereunder without the prior written consent of the other Party.

          13.4    Subcontracting.    USPG may subcontract and/or delegate its obligations under this Agreement to any other Person with WellPoint's prior written consent, which shall not be unreasonably withheld.

          13.5    Requirement of Good Faith.    Wherever this Agreement provides for a determination, decision, selection, consent or approval by either Party hereto, the determination, decision, selection, consent or approval by said Party shall be made in good faith and in the sole and absolute discretion of said Party notwithstanding any requirement to consult with the other Party.

          13.6    Force Majeure.    Except with respect to payment obligations, neither Party shall be liable or deemed to be in default for any delay or failure in performance under the Agreement or other interruption of service or employment deemed resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, machinery or supplies, vandalism, strikes or other work interruptions beyond the reasonable control of either Party. However, both Parties shall make good faith efforts to perform under this Agreement in the event of any such circumstances.

          13.7    Indemnification.    WellPoint shall indemnify, hold harmless and defend USPG, its officers, directors, members, and managers from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys' fees at all levels), to the extent not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of, the performance or nonperformance of WellPoint's obligations and duties under this Agreement or the performance of any intentional acts, negligent acts, or omissions by WellPoint, its Affiliates, its agents (other than USPG) or employees during the Term of this Agreement. USPG shall indemnify, hold harmless and defend WellPoint, its officers, directors, members, and managers from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys' fees at all levels), to the extent not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of, the performance or nonperformance of USPG's obligations and duties under this Agreement or the performance of any intentional acts, negligent acts, or omissions by USPG its agents (other than WellPoint) or employees during the Term of this Agreement. This section shall survive the termination or expiration of this Agreement.

          13.8    Waivers.    The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term contained in this Agreement shall be effective unless in writing and signed by the waiving Party, and no waiver in any one or more instances shall be deemed to be a continuing waiver of any such condition or breach in another instance or a waiver of any other condition or breach of any other term.

          13.9    Severability.    If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

          13.10    Entire Understanding.    This Agreement supersedes all prior oral and written understandings and agreements between the Parties hereto regarding the subject matter hereof. The Parties acknowledge and agree that this document, together with all schedules, exhibits and attachments hereto, which are hereby incorporated herein and made a part hereof in their entirety by this reference, and all other documents specifically referenced herein, constitute the entire agreement between the Parties regarding the services to be provided by the Parties hereto.

          13.11    Further Assurances.    Each Party shall, at the reasonable request of any other Party hereto, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents, and take such actions as such other Party may reasonably request in connection with the carrying out of this Agreement.

          13.12    Notices.    Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given: (i) when received if given in person; (ii) on the date of receipt if sent by overnight courier; or (iii) five days after being deposited in the U.S. mail, certified mail, return receipt requested, postage prepaid:

    If to USPG, addressed as follows:

      United States Pharmaceutical Group, LLC
      13650 N.W. 8th Street, Suite 109
      Sunrise, FL 33325
      Attn.: Glenn M. Parker, M.D.

    With a copy to:

      Ira J. Coleman, Esq.
      McDermott Will & Emery
      201 S. Biscayne Boulevard
      Miami, Florida 33131

    If to WellPoint addressed as follows:

      WellPoint Pharmacy Management
      8407 Fallbrook Avenue
      West Hills, CA 91304
      Attention: Michael A. Nameth, General Manager

  or to such other individual or address as a Party hereto may designate for itself by notice to the other Party given as herein provided.

          13.13    Headings.    The headings preceding the text of sections of this Agreement and the exhibits, attachments and schedules hereto are for convenience only and shall not be deemed part of this Agreement.

          13.14    Construction.    The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.

          13.15    Remedies Cumulative.    No remedy set forth in this Agreement or otherwise conferred upon or reserved to any Party shall be considered exclusive of any other remedy available to a Party, but the same shall be distinct, separate, and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

          13.16    Attorneys' Fees.    In the event of any suit under this Agreement between the Parties, the prevailing Party shall be entitled to its costs of the suit, including, without limitation, all reasonable attorneys' fees and costs, to be included in any judgment recovered. In addition, the prevailing Party shall be entitled to recover reasonable attorneys' fees and costs incurred in enforcing any judgment arising from a suit under this Agreement. This post-judgment attorneys' fees and costs provision shall be severable from the other provisions of this Agreement and shall survive any judgment on such suit and is not to be deemed merged into the judgment.

          13.17    Authorized Persons.    Whenever any consent, approval or determination of a Party is required pursuant to this Agreement, such consent, approval or determination shall be rendered on behalf of the Party by the person or persons duly authorized to do so, which the other Party shall be justified in assuming means any officer of the Party rendering such consent, approval or determination.

          13.18    Counterparts.    This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13.19    Confidentiality of Terms of this Agreement.    The terms and provisions of this Agreement are confidential. Therefore, except as may be required by law or legal process, the Parties shall not disclose such terms and provisions to any Person (except to their legal and financial advisors in connection with the performance or interpretation of this Agreement, which legal and financial advisors shall keep such terms confidential) without the prior written consent of the other Party to this Agreement.

          13.20    Survival.    All of the representations, warranties, covenants and agreements contained in this Agreement are material and have been relied upon by the parties to this Agreement and shall survive upon the termination of this Agreement for their applicable statute of limitations.

          13.21    Recitals.    The recitals to this Agreement are true and correct and by reference incorporated herein.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

USPG:
United States Pharmaceutical Group, LLC
By:	/s/ GLENN M. PARKER
Print Name:	Glenn M. Parker
Title:	CEO
Date	4-1-04
WellPoint:
Professional Claim Services, Inc.
By:	/s/ MICHAEL A. NAMETH
Print Name:	Michael A. Nameth
Title:	General Manager
Date	3-30-04

EXHIBITS

1	Definitions
2.3	Business Associate Agreement
3.3	Enrollment Duties
3.5	Form of Enrollment Card
3.9	Provider Agreement
5.8	Reports
6.1	Compensation

EXHIBIT 1

Definitions

        For purposes of this Agreement, the following terms shall have the meanings set forth below:

        1.1    "Act" shall mean The Medicare Prescription Drug Improvement and Modernization Act of 2003.

        1.2    "Affiliate" shall mean, with respect to any Person: (i) any corporation, proprietorship, partnership, limited liability company, any other business entity or individual whatsoever that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such Person; or (ii) if the Person is an individual, any other individual who is related to such Person. For the purposes of this definition, the terms "controls," "is controlled by" and "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Neither WellPoint nor USPG is an Affiliate of the other for purposes of this Agreement.

        1.3    "Agreement" shall mean this Agreement, including all exhibits, attachments and schedules hereto, as same may be amended from time to time in accordance with their terms.

        1.4    "Anniversary" shall mean, when preceded by the term "first," "second," etc., the date which is the applicable anniversary of the Effective Date.

        1.5    "Call Center" shall have the meaning set forth in Section 3.6 of this Agreement.

        1.6    "Confidential Business Information" shall mean certain confidential information and trade secrets of a Party relating to its business, including but not limited to the confidential information and trade secrets regarding: (a) business methods; (b) facilities; (c) billing records; (d) tax returns and records; (e) any records, memoranda and correspondences dealing with its business; (f) policies; (g) financial and operational information; (h) internal memoranda; (i) form agreements, checklists or pleadings; (j) contracts or agreements; (k) information regarding advantageous business relationships; (l) officer, director and member information; and (m) Members, potential Members, contacts, suppliers, marketing, and other information and know-how, all relating to or useful in such Party's business and other information which has not been disclosed to the general public.

        1.7    "Covered Discount Card Drugs" shall mean the drugs covered by the Program.

        1.8    "CMS" shall mean the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services.

        1.9    "Disease Management Programs" shall mean those programs established jointly by WellPoint and USPG pursuant to which USPG manages disease processes for specific diseases or conditions or categories or classes of diseases or conditions.

        1.10    "Effective Date" shall mean the date on which WellPoint becomes an endorsed sponsor under the Federal Program.

        1.11    "Enrollment Card" shall have the meaning specified in Section 3.5.

        1.12    "Enrollment Fee" shall mean the annual fee, if any, charged to a Member by WellPoint to participate in the Program, as described in Exhibit 3.3.

        1.13    "Enrollment Form" shall have the meaning specified in Exhibit 3.3.

        1.14    "Federal Program" shall mean the Medicare Prescription Drug Discount Card and Transitional Assistance Program which forms part of the Act.

        1.15    "Fees" shall mean the fees described in Exhibit 6.1 hereto.

        1.16    "Including" or to "include" any item shall mean containing or to contain such item as part of a whole, without any implied exclusion of other items.

        1.17    "Law(s)" shall mean any law, statute, regulation, rule, ordinance, order, consent decree, settlement agreement or government requirement having the effect of law and applicable to a Party issued by any applicable federal, state, or local governing body and/or any other regulatory organization.

        1.18    "Marketing Activities" shall have the meaning set forth in Section 5.2.2 hereof.

        1.19    "Marketing Collateral" shall have the meaning set forth in Section 5.2.2 hereof.

        1.20    "Member" shall mean a person who has been enrolled in the Program.

        1.21    "Net Rebate" shall mean discounts from pharmaceutical manufacturers that are not considered administrative fees which are not passed to the Member at the point of sale.

        1.22    "Network Pharmacy" shall mean a pharmacy who has entered into a Network Pharmacy Agreement.

        1.23    "Network Pharmacy Agreement" shall mean the Agreement between a Network Pharmacy and WellPoint pursuant to which the pharmacy participates in the Program and offers Members the discount contemplated by the Network Pharmacy Agreement.

        1.24    "Non-Program Discount Card Program" shall mean any and all discount card programs operated by USPG unrelated to the Program.

        1.25    "Part B Supplies" shall mean those drugs and supplies reimbursable under Part B of the Medicare Program. With respect to a person who is not a Member, Part B Supplies shall mean those same drugs, even if not reimbursable by Medicare with respect to such person.

        1.26    "Party" or "Parties" shall mean a Person or the Persons who have executed this Agreement.

        1.27    "Person" shall mean any natural person, corporation, partnership, limited liability company, or any other business structure recognized as a separate legal entity with the capacity to enter into and perform contracts.

        1.28    "Program" shall mean the program offered by WellPoint supported by USPG to Medicare beneficiaries pursuant to which they can obtain prescription drugs at a discount once the Medicare beneficiaries become Members.

        1.29    "Program Network" shall mean the Network Pharmacies collectively.

        1.30    "Program Website" shall have the meaning set forth in Section 3.12.

        1.31    "Services" shall have the meaning set forth in Exhibit 6.1.

        1.32    "Specialty Pharmaceuticals" shall mean pharmaceuticals (other than Part B Supplies) for the treatment of diabetes, respiratory disease, cancer/oncology, Crohn's Disease/Irritable Bowel Disease or Syndrome, Gaucher's Disease, growth hormone deficiency, hemophilia, Hepatitis C, HIV/AIDS, immune deficiency, infertility, Multiple Sclerosis, Respiratory Syncytial Virus, Rheumatoid Arthritis, transplant, gene therapy and new classes of specialty pharmaceuticals.

        1.33    "State" shall mean the State of Delaware.

        1.34    "Term" shall have the meaning given to it in Section 9.1.

        1.35    "Termination Date" shall mean the date on which this Agreement is terminated in accordance with its terms.

        1.36    "Termination Notice" shall have the meaning given to it in Section 9.2.

        1.37    "Trademarks" shall have the meaning given to it in Section 12.2.

        1.38    "USPG" shall mean United States Pharmaceutical Group, LLC.

        1.39    "USPG Member" shall mean any person referred to in Section 3.7.5 and any person who enrolls in the Program as a result of or through USPG's direct to consumer television advertising or other USPG advertising or marketing efforts.

        1.40    "USPG Products" shall mean Part B Supplies, Specialty Pharmaceuticals and Disease Management Programs collectively.

        1.41    "USPG Representative" shall have the meaning given to it in Section 3.11.

        1.42    "WellPoint" shall mean Professional Claim Services, Inc. d/b/a WellPoint Pharmacy Management.

        1.43    "WellPoint Client" shall have the meaning described in Section 5.2.1.

        1.44    "WellPoint Member" shall mean any person who enrolls in the Program as a result of or through WellPoint's or WellPoint's Clients' advertising or marketing efforts.

        1.45    "WellPoint Representative" shall have the meaning described in Section 5.13.

EXHIBIT 2.3

Business Associate Agreement

ADDENDUM TO AGREEMENT WITH BUSINESS ASSOCIATE

This addendum ("Addendum") is effective upon full execution, and amends and is made part of Service Agreement dated as of                          ("Agreement") by and between United States Pharmaceutical Group, LLC ("Business Associate") and Professional Claim Services, Inc. d/b/a WellPoint Pharmacy Management.

Company and Business Associate mutually agree to modify the Agreement to incorporate the terms of this Addendum to comply with the requirements of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (45 C.F.R. Parts 160-164), any applicable state privacy laws and Title V of the Gamm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.) and any applicable implementing regulations issued by the Insurance Commissioner or other regulatory authority having jurisdiction.

Privacy of Protected Health Information and Nonpublic Personal Financial Information.

  Permitted Uses and Disclosures.    Business Associate (and any subcontractor or agent) is permitted to required to use or disclose Protected Health Information ("PHI") and Nonpublic Personal Financial Information ("NPFT") it creates for or receives from Company only as follows:

    Functions and Activities on Company's Behalf.    Business Associate is permitted to use and disclose the minimum necessary PHI and NPFI created for or received from Company solely as necessary to perform its obligations to Company as set forth in the Agreement.

    Business Associate's Operations.    Business Associate may use the minimum necessary PHI and NPFI created for or received from Company solely as necessary for Business Associate's proper management and administration or to carry out Business Associate's legal responsibilities under the Agreement. Business Associate may disclose such minimum necessary PHI or NPFI only as necessary for Business Associate's proper management and administration or to carry out Business Associate's legal responsibilities under the Agreement only if:

      The disclosure is required by law; or

      Business Associate obtains reasonable assurance, evidenced by written contract, from any person or organization to which Business Associate will disclose such Protected Health Information and NPFI that the person or organization will:

        Hold such Protected Health Information and NPFI in confidence and use or further disclose it only for the purpose for which Business Associate disclosed it to the person or organization or as required by law; and

        Notify Business Associate (who will in term promptly notify Company) of any instance of which the person or organization becomes aware in which the confidentiality of such PHI and NPFI was breached.

  Prohibition on Unauthorized Use or Disclosure.    Business Associate will neither use nor disclose PHI or NPFI it creates for or receives from Company or from another Business Associate of Company, except as permitted or required by this Addendum or as required by law or as otherwise permitted in writing by Company.

  Prohibition on Unauthorized Use or Disclosure of Consumer Lists.    Business Associate will not develop any list, description or other grouping of individuals using NPFI received from or on behalf of Company, except as permitted by this Addendum or in writing by Company. Business Associate will not use or disclose any list, description or other grouping of individuals that is derived using such NPFI, except as permitted by this Addendum or in writing by Company.

  Information Safeguards.    Business Associate will develop, implement, maintain and use appropriate and effective administrative, technical and physical safeguards, in compliance with Social Security Act § 1173(d) (42 U.S.C. § 1320d-2(d)), 45 C.F.R. § 164.530(c) and any other applicable implementing regulations issued by the U.S. Department of Health and Human Services, any applicable state privacy laws and Title V of the Gramm-Leach Bliley Act (15 U.S.C. § 6801 et seq.) and any applicable implementing regulations issued by the Insurance Commissioner or other regulatory authority having jurisdiction, to preserve the integrity, confidentiality and availability of and to prevent unauthorized or prohibited use or disclosure of PHI or Nonpublic Personal Information created for or received from Company. Business Associate will keep these security measures current and will document these security measures in written policies, procedures or guidelines, which Business Associate will provide to Company upon Company's request.

  Sub-Contractors and Agents.    Business Associate will require its subcontractors and agents, to which Business Associate is permitted by this Addendum or in writing by Company to disclose any of the PHI or NPFI Business Associate creates for or receives from Company, to provide reasonable assurance, evidenced by a written contract, that subcontractor or agent will comply with the same privacy, security, and other obligations as Business Associate with respect to such PHI or NPFI.

Compliance with Standard Transactions.    If Business Associate conducts Standard Transactions (45 C.F.R. Part 162) with or on behalf of Company, Business Associate will comply by a mutually agreed date, but not later than the date for compliance with all applicable final regulations, and will require any subcontractor or agent involved with the conduct of such Standard Transactions to comply, with each applicable requirement of 45 C.F.R. Part 162. Business Associate agrees to demonstrate compliance with the Transactions by allowing Company to test the Transactions and content requirements upon a mutually agreeable date. Business Associate will not enter into, or permit its subcontractors or agents to enter into, any trading partner agreement in connection with the conduct of Standard Transactions for or on behalf of Company that:

  Changes the definition, data condition, or use of a data element or segment in a Standard Transaction;

  Adds any data elements or segments to the maximum defined data set;

  Uses any code or data element that is marked "not used" in the Standard Transaction's implementation specification or is not in the Standard Transaction's implementation specification; or

  Changes the meaning or intent of the Standard Transaction's implementation specification.

Concurrence for Test Modification to Standard Transactions.    Business Associate agrees and understands that there exists the possibility that Company or others may request an exception from the uses of a standard in the HHS Transaction Standards. If this occurs, Business Associate agrees that it will participate in such test modification. [45 C.F.R. 162.940(a)(4)]

Incorporation of Modifications to Standard Transactions.    Business Associate agrees and understands that from time-to-time, HHS may modify and set compliance dates for the HHS Transaction Standards. Business Associate agrees to incorporate by reference into this Addendum any such modifications or changes. [45 C.F.R. 160.104]

Code Set Retention (Only for Plans).    Both parties understand and agree to keep open code sets being processed or used in the Agreement for at least the current billing period or any appeal period, whichever is longer. [45 C.F.R. 162.925(c)(2)]

C.    Chain of Trust—Security of Electronically Exchanged Data:    If Business Associate and Company exchange data electronically, Business Associate will comply and will require any subcontractor or agent involved in the electronic exchange of data to comply with the following in addition to all other provisions of this Addendum:

  1.    Business Associate shall provide and shall require its agents and subcontractors to provide security for all data that is electronically exchanged between Company and Business Associate.

  2.    Business Associates shall implement and maintain, and shall require its agents and subcontractors to implement and maintain, appropriate and effective administrative, technical and physical safeguards to protect the security, integrity and confidentiality of data electronically exchanged between Company and Business Associate, including access to data as provided herein. Business Associate and any agents and subcontractors shall keep all security measures current and shall document its security measures implemented pursuant to this Addendum in written policies, procedures or guidelines, which Business Associate will provide to Company upon Company's request.

Protected Health Information Access, Amendment and Disclosure Accounting.

  Access.    Business Associate (and any subcontractor or agent) will promptly upon Company's request make available to Company or, at Company's direction, to the individual (or the individual's personal representative) for inspection and obtaining copies of any PHI about the individual which Business Associate created for or received from Company and that is in Business Associate's custody or control, so that Company may meet its access obligations under 45 C.F.R. § 164.524. In no event shall such access be provided later than seven (7) days following receipt of the request.

  Amendment.    Business Associate (and any subcontractor or agent) will, upon receipt of notice from Company, promptly amend or permit Company access to amend any portion of the PHI which Business Associate created for or received from Company, so that Company may meet its amendment obligations under 45 C.F.R. § 164.526.

  Disclosure Accounting.    So that Company may meet its disclosure accounting obligations under 45 C.F.R. § 164.528:

    Disclosure Tracking.    Starting April 14, 2003, Business Associate (and any subcontractor or agent) will record for each disclosure of PHI that Business Associate creates for or receives from Company that is not excepted from disclosure accounting under Addendum Section D(3)(b) below, that Business Associate makes to Company or a third party: (i) the disclosure date, (ii) the name and (if known) address of the person or entity to whom Business Associate made the disclosure, (iii) a brief description of the PHI disclosed, and (iv) a brief statement of the purpose of the disclosure (items i-iv, collectively, the "disclosure information"). For repetitive disclosures Business Associate makes to the same person or entity (including Company) for a single purpose, Business Associate may provide (x) the disclosure information for the first of these repetitive disclosures, (y) the frequency, periodicity or number of these repetitive disclosures and (z) the date of the last of these repetitive disclosures. Business Associate will make this disclosure information available to Company promptly upon Company's request, but in no event later than seven (7) days following receipt of the request.

    Exceptions from Disclosure Tracking.    Business Associate (and any subcontractor or agent) need not record disclosure information or otherwise account for disclosures of PHI that this Addendum or Company in writing permits or requires (i) for the purpose of Company's treatment activities, payment activities, or health care operations, (ii) to the individual who is the subject to the PHI disclosed or to that individual's personal representative; (iii) to persons involved in that individual's health care or payment for health care; (iv) for notification for disaster relief purposes, (v) for national security or intelligence purposes, or (vi) to law enforcement officials or correctional institutions regarding inmates.

    Disclosure Tracking Time Periods.    Business Associate (and any subcontractor or agent) must have available for Company the disclosure information required by Addendum Section D(3)(a) for the six (6) years preceding Company's request for the disclosure information (except Business Associate need not have disclosure information for disclosures occurring before April 14, 2003).

  Inspection of Books and Records.    Business Associate (and any subcontractor or agent) will make its internal practices, books, and records, relating to its use and disclosure of the PHI it creates or receives for or from Company, available to the U.S. Department of Health and Human Services to determine Company's compliance with 45 C.F.R. Part 164.

Breach of Privacy Obligations.

  1.    Reporting.    Business Associate will report to Company in writing any use or disclosure of PHI or NPFI not permitted by this Addendum or by Company. Business Associate will make the report to Company's Legal Department not less than one business day after Business Associate learns of such non-permitted or violating use or disclosure. Business Associate will promptly provide Company with information regarding the nature and extent of the improper use or disclosure and any additional information the Company may reasonably request.

Termination of Agreement.

  Material Breach.    Business Associate agrees that Company has the right to terminate the Agreement if Company determines that Business Associate or Agent or Subcontractor of Business Associate has violated a material term of this Addendum and such violation continues for ten (10) days after written notice of such violation has been given to Business Associate by Company, [45 CFR § 164.504(e)]

  Obligations upon Termination.

    Return or Destruction.    Upon termination, cancellation, expiration or other conclusion of the Agreement, Business Associate will, if feasible, return to Company or destroy all PHI and NPFI, in whatever form or medium (including in any electronic medium under Business Associate's custody or control), that Business Associate (or its subcontractors or agents) created for or received from Company, including all copies of and any data or compilations derived from and allowing identification of any individual who is a subject of the PHI or NPFI. Business Associate will complete such return or destruction as promptly as possible, but not later than 30 days after the effective date of the termination, cancellation, expiration or other conclusion of the Agreement. Business Associate will identify any PHI or NPFI that Business Associate (or its subcontractors or agents) created for or received from Company that cannot feasibly be returned to Company or destroyed, and will limit its further use or disclosure of that PHI or NPFI to those purposes that make return or destruction of that PHI or NPFI infeasible. Within such 30 days, Business Associate will certify on oath in writing to Company that such return or destruction has been completed, will deliver to Company the identification of any PHI or NPFI for which return or destruction is infeasible and, for that PHI or NPFI, will certify that it will only use or disclose such PHI or NPFI for those purposes that make return or destruction infeasible.

    Continuing Privacy Obligation.    Business Associate's obligation (and the obligation of Business Associate's subcontractors or agents) to protect the privacy of the PHI and NPFI it created for or received from Company will be continuous and survive termination, cancellation, expiration or other conclusion of the Agreement.

    (iii)    Other Obligations and Rights.    Business Associate's other obligations and rights and Company's obligations and rights upon termination, cancellation, expiration or other conclusion of the Agreement will be those set out in the termination provisions of the Agreement.

  3.    Indemnity.    Business Associate will indemnify and hold harmless Company and any Company affiliates, officers, directors, employees and agents from and against any claim, cause of action, liability, damage, cost or expense, including attorneys' fees and court or proceeding costs, arising out of or in connection with any unauthorized or prohibited use or disclosure of PHI or NPFI or other breach of this Addendum by Business Associate or any subcontractor, agent, person or entity under Business Associate's control.

      a)    Right to Tender or Undertake Defense.    If Company is named a party in any judicial, administrative or other proceeding arising out of or in connection with any non-permitted or violating use or disclosure of PHI or NPFI or other breach of this Addendum by Business Associate or any subcontractor, agent, person or entity under Business Associate's control, Company will have the option at any time either (i) to tender its defense to Business Associate, in which case Business Associate will provide qualified attorneys to represent Company's interests at Business Associate's expense, or (ii) undertake its own defense, choosing the attorneys, consultants and other appropriate professionals to represent its interests, in which case Business Associate will be responsible for and pay the reasonable fees and expenses of such attorneys, consultants and other professionals.

      b)    Right to Control Resolution.    Company will have the sole right and discretion to settle, compromise or otherwise resolve any and all claims, causes of actions, liabilities or damages against it, notwithstanding that Company may have tendered its defense to Business Associate. Any such resolution will not relieve Business Associate of its obligation to indemnify Company under this Addendum Section E.3.

F.    General Provisions.

  1.    Definitions.

  Individually Identifiable Health Information ("IIHI") is information that is a subset of health information, including demographic information collected from an individual, and;

    (1)
    Is created or received by a health care provider, health plan, employer, or health care clearinghouse; and

    (2)
    Relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past present or future payment for the provision of health care to an individual; and

    (a)
    That identifies the individual; or

    (b)
    With respect to which there is a reasonable basis to believe the information can be used to identify the individual.

  Protected Health Information ("PHI") means individually identifiable health information;

    (1)
    that is:

    (a)
    Transmitted by electronic media;

    (b)
    Maintained in any medium described in the definition of electronic media at § 162.103; or

    (c)
    Transmitted or maintained in any other form or medium.

  Use means, with respect to individually identifiable health information, the sharing, employment, application, utilization, examination, or analysis of such information within an entity that maintains or has possession of such information.

  Disclosure means the release, transfer, provision or access to, or divulging in any other manner of information outside the entity holding the information.

  Nonpublic Personal Financial Information ("NPFI") means personally identifiable financial information not available to the public.

  •
  Nonpublic personal financial information includes any consumer description, including name and social security number, consumer listing; or consumer grouping; including of publicly available information (such as name and address), if derived using nonpublic personal financial information.

  •
  Nonpublic personal financial information excludes:

  -->
  Health information.

  -->
  Publicly available information (except when derived from nonpublic personal financial information and included in a consumer listing, consumer description, or consumer grouping).

  -->
  Any consumer description, consumer listing, or consumer grouping not derived from non-public personal financial information and not disclosed in a manner that indicates individuals are a financial institution's consumers.

  Personally Identifiable Financial Information means information consumer provides, by application or otherwise, to licensee to obtain an insurance product or service, or that licensee collects in connection with or resulting from a transaction involving an insurance product or service,

  •
  Personally identifiable financial information includes:

  -->
  Account balance information, payment history, social security number, information consumer provides, or licensee or its agent obtains, in connection with collecting or servicing loans, information from a consumer report, and information licensee collects through a device, such as Internet cookies, that gathers information from a web server.

    -->
    The fact that a consumer is or has been a licensee's customer, that consumer obtained insurance products or services from the licensee, and any information about a licensee's consumers that would, if disclosed, indicate that the individual is the licensee's consumer.

  •
  Personally identifiable financial information excludes;

  -->
  Health information.

  -->
  List of customers' names and addresses of an entity that is not a financial institution.

  -->
  Information that does not identify a consumer (e.g., aggregated or blind data without personal identifiers, account numbers, names or addresses).

  Amendment to Agreement.    The parties acknowledge that state and federal laws relating to data security and privacy are rapidly evolving and that amendment of the Agreement may be required to ensure compliance with changes in the laws or regulations. The parties specifically agree to take such action necessary to implement the standards and requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the implementing regulations issued by the U.S. Department of Health and Human Services (45 C.F.R. Parts 160-164), or any other applicable federal or state privacy law or regulation relating to the security or privacy of information, or the exchange of health information by electronic means. Upon the effective date of any final regulation or amendment to HIPAA and any applicable state privacy law or regulation, including Title V of the Gramm-Leach-Bliley Act ("GLB") (15 U.S.C. § 6801 et seq.) and any implementing regulations issued by the Insurance Commissioner or other regulatory authority having jurisdiction, this Addendum and the Agreement of which it is part will automatically be amended such that the obligations they impose on Business Associate remain in compliance with these regulations. Upon Company's request, Business Associate agrees to promptly amend the terms of this Addendum to conform to any applicable change in law or regulation. Business Associate agrees to promptly amend its agreements with its subcontractors and agents to conform to the terms of the Addendum. Company may terminate the Agreement upon forty-five (45) days written notice in the event (i) Business Associate does not promptly amend the Addendum to the Agreement when requested by Company pursuant to this Section, or (ii) Business Associate does not amend the Addendum sufficient to satisfy the standards and requirements of HIPAA, the HIPAA regulations, and any other applicable state or federal law or regulation regarding privacy or security of information as determined by Company.

G.    Conflicts.    The terms and conditions of this Addendum will override and control any conflicting terms or condition of the Agreement. All non-conflicting terms and conditions of the Agreement remain in full force and effect.

        IN WITNESS WHEREOF, Company and Business Associate execute this Addendum in multiple originals to be effective upon full execution, as indicated by he last date written below.

United States Pharmaceutical Group, LLC
WellPoint Pharmacy Management
By:	By:

Its:	Its:

Date:	Date:

EXHIBIT 3.3

Enrollment

        A)   Enrolling Medicare beneficiaries in the Program to enable to such beneficiaries, after being enrolled in the Program, to participate in the Program ("Members"). Enrollment shall be effective the first day of the month following USPG's receipt of a complete enrollment form and a determination that the Medicare beneficiary is eligible.

          (1)   USPG shall enable Medicare beneficiaries to enroll in the Program through the following mechanisms:

            (a)   mailing enrollment applications to beneficiaries through the mail and receiving such completed applications through the mail;

            (b)   faxing enrollment applications to beneficiaries and accepting completed applications through facsimile;

            (c)   via telephone;

            (d)   through the Internet.

          (2)   USPG shall send enrollment materials with respect to the Program via any of the methods specified in subsection (a) above to each beneficiary within five (5) business days of receipt of a reply from CMS, except that for beneficiaries eligible for transitional assistance, USPG shall send enrollment materials via mail or facsimile only unless otherwise requested by the beneficiary.

          (3)   USPG shall review each Program enrollment form (or such information received through other means, such as Internet) for completeness, including signature (where necessary). USPG shall also screen each form to ensure answers to the standard, required CMS data elements meet the criteria for enrollment in the Program. USPG shall identify and reject enrollment forms (or such other information received through other means, such as Internet) that indicate the beneficiary is ineligible to enroll in the Program.

          (4)   Processing Medicare beneficiaries' enrollment applications for participation in the Program.

          (5)   Communicating with Medicare beneficiaries within five (5) business days regarding incomplete applications with respect to participation in the Program and assisting beneficiaries to complete the applications through any of the mechanisms specified in subsection (1) above.

          (6)   Communicating Program eligibility determinations to the Medicare beneficiary as provided by CMS. Eligibility determinations shall be communicated to beneficiary's in writing via mail or facsimile.

          (7)   Determinations of Program Ineligibility. Complying with the following:

            (a)   If the Medicare beneficiary has been determined to be ineligible for the Program, the communication to the Medicare beneficiary shall state the reason for ineligibility identified and include instructions on accessing the reconsideration process to which the beneficiary is entitled under the Federal Program.

            (b)   In connection with such reconsideration process for the Program, USPG shall be responsible for cooperating with the entity whose duty it is to conduct the reconsideration process, including responding to these entities in a timely manner in connection with requests for information, such as copies of enrollment forms.

          (8)   If an eligibility determination with respect to the Program is overturned after reconsideration, enrollment of such beneficiary shall be effective beginning with the first of the month following the positive eligibility determination.

          (9)   With respect to the Program, collecting the data elements described in the CMS standard enrollment form posted on the CMS web site ("Enrollment Form"). Informing beneficiaries that questions concerning issues beyond those addressed by the Enrollment Form are optional. USPG shall inform beneficiaries that their decision to answer the optional questions will not affect their qualification for enrollment in the Program.

          (10) Receiving the enrollment fee, if any, set by WellPoint ("Enrollment Fee") and forwarding those funds to WellPoint.

          (11) Refunding Enrollment Fees to beneficiaries who are deemed ineligible after they have been enrolled in the Program after receiving those funds from WellPoint.

EXHIBIT 3.5

Form of Enrollment Card

EXHIBIT 3.9

Provider Agreement

EXHIBIT 5.8

Reports

Aggregated grievance data

Prescription data

Customer service data

Price requirements for price concessions and pass-throughs to Members

Transitional assistance utilization

Aberrancies or high utilization and spend patterns

Irregular utilization patterns for specific drugs

Material modifications to the Program

Price comparison data

EXHIBIT 6.1

Compensation

[Confidential Information—Intentionally Left Blank]

FEES UNDER SECTION 5.18

        With respect to claims for members of the Non-Program Discount Card Program, WellPoint shall pay USPG $.70 per adjudicated claim within ninety (90) days from the date the claim was adjudicated. Net Rebates relating to claims subject to Section 5.18 shall be shared equally. USPG agrees to use its best efforts to transition members of its Non-Program Discount Card Program to WellPoint no later than August 1, 2004.

AUDIT RIGHTS RELATING TO FEES PAID PURSUANT TO THIS EXHIBIT

        Subject to the imposition of reasonable protections with respect to its Confidential Business Information, an audited Party shall allow the other Party and/or its independent auditors access to the first Party's books and records relating to this Agreement, during regular business hours and upon at least 5 business days prior written notice, to verify compliance with this Agreement. The Parties understand and agree that, during such audit process, a Party may be required to redact the name, address and other identifying information of the other party to the agreement in order to comply with such Party's confidentiality obligations under that agreement. Any independent auditor must also agree to execute a confidentiality agreement in a form reasonably satisfactory to the Party being audited.

QuickLinks

  Exhibit 10.7